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                                                                    Exhibit 99

[ZOLTEK logo]

FOR IMMEDIATE RELEASE
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         ZOLTEK ANNOUNCES COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS
         ------------------------------------------------------------


         ST. LOUIS, MISSOURI -- JULY 1, 2008 -- Zoltek Companies, Inc. (Nasdaq: ZOLT) today announced that, as anticipated, on June 27, 2008 it received a letter from the Nasdaq Stock Market stating that its staff has determined that the Company has cured its previously reported filing delay. As a result, Zoltek again is in compliance with its Nasdaq listing requirements.

         As previously disclosed on June 26, 2008, Zoltek announced the completion of an internal accounting review of actions by its former CFO and filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. That report reflected the financial results previously reported by the Company on a preliminary basis on May 12, 2008.

         Zsolt Rumy, Zoltek's Chairman and CEO commented, "Although the recent episode was unpleasant to deal with, I am gratified that we were able to address the issues expeditiously and bring our filings current. On behalf of all our shareholders, I'd like to commend our staff and the others who work tirelessly to enable us to reach this result. We now can turn our full attention to the exciting opportunities offered by our core business mission of commercializing carbon fibers."



                       FOR FURTHER INFORMATION CONTACT:
                                ZSOLT RUMY, CEO
                              3101 MCKELVEY ROAD
                              ST. LOUIS, MO 63044
                                (314) 291-5110



This press release contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully resolve pending litigation; (2) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis to meet current order levels of carbon fibers; (3) successfully add new planned capacity for the production of carbon fiber and precursor raw materials and meet our obligations under long-term supply agreements; (4) achieve profitable operations; (5) raise new capital and increase our borrowing at acceptable costs; (6) manage changes in customers' forecasted requirements for our products; (7) continue investing in application and market development in a range of industries; (8) manufacture low-cost carbon fibers and profitably market them; (9) penetrate existing, identified and emerging markets; (10) successfully retrofit our recently acquired Mexican facility to manufacture acrylic fiber precursor and add carbon fiber production lines; (11) maintain our Nasdaq Global Select Market listing; (12) resolve the pending non-public, fact-finding investigation being conducted by the Securities and Exchange Commission and (13) manage the risks identified under "Risk Factors" in our filings with the SEC.